Exhibit (a)(20)

FOR IMMEDIATE RELEASE	NR11-03

DYNEGY REJECTS SENECA CAPITAL’S REQUEST TO WAIVE

STOCKHOLDER PROTECTION RIGHTS PLAN

HOUSTON, January 26, 2011 – Dynegy Inc. (NYSE: DYN) today announced that it will not grant Seneca Capital’s request to waive the Company’s Stockholder Protection Rights Plan. The following is the text of the letter to Seneca from Dynegy Lead Director Patricia A. Hammick, Chairwoman of the Special Committee of Dynegy’s Board of Directors:

January 25, 2011

Seneca Capital

590 Madison Avenue, 28th Floor

New York, New York 10022

Ladies and Gentlemen:

On January 21, 2011, I received your letter addressed to the Special Committee of the Board of Directors of Dynegy Inc. You have requested that the Special Committee agree to waive in certain respects the provisions of the Stockholder Protection Rights Plan that was adopted by the Board of Directors on November 22, 2010 (as amended, the “Rights Plan”). Following due consideration by the Special Committee, the Special Committee has determined not to grant the requested waiver.

The Board of Directors of Dynegy adopted the short-term and narrowly tailored Rights Plan to protect all Dynegy stockholders from any person obtaining control or de facto control of Dynegy without offering a control premium to all Dynegy stockholders. If the waiver you have requested is granted, Seneca and the unidentified persons it would work in concert with would potentially be able to acquire control of Dynegy without paying a control premium to all stockholders. Seneca has had every opportunity to acquire all the shares of Dynegy either acting alone or with others at a price less than you say you believe them to be worth and create a transaction that would provide real value to all of our stockholders. If Seneca believed that it could provide a value proposition that would be superior to the one made by affiliates of Icahn Enterprises Holdings L.P., it should have participated in the process that was available to all interested parties.

The Special Committee has met to consider this matter, and it does not believe that Seneca is offering an approach that is fair, advisable and in the best interests of all Dynegy stockholders.

Sincerely,

/s/ Patricia A. Hammick

Patricia A. Hammick

Chairwoman of the Special Committee

Board of Directors of Dynegy Inc.

Tender Offer

On December 15, 2010, the Company entered into an Agreement and Plan of Merger with affiliates of Icahn Enterprises LP (NYSE: IEP). On December 22, 2010, an affiliate of IEP commenced a tender offer to purchase all of the outstanding shares of Dynegy common stock for $5.50 per share in cash, or approximately $665 million. The only remaining regulatory approval necessary to satisfy the closing conditions of the IEP tender offer relates to the approval of the Federal Energy Regulatory Commission (“FERC”). A joint application filed by Dynegy and IEP is currently pending before FERC, and approval is expected to be forthcoming. The IEP tender offer is currently set to expire at 5 p.m., New York City time, on February 9, 2011.

The Dynegy Board, in consultation with its independent financial and legal advisors and based upon the unanimous recommendation of the Special Committee comprised solely of non-management independent directors, has unanimously determined that the tender offer is in the best interests of all Dynegy stockholders. The Dynegy Board unanimously recommends that Dynegy stockholders accept the tender offer and tender their Dynegy shares into the tender offer.

Dynegy has filed with the Securities and Exchange Commission (“SEC”) a Solicitation/Recommendation Statement on Schedule 14D-9 regarding the tender offer.

Shareholders are encouraged to read the Schedule 14D-9 filing, which is available on the SEC’s website, www.sec.gov. In addition, the Schedule 14D-9 filing, this press release and other materials related to the IEP offer are available in the “Investor Relations” section of Dynegy’s website at www.dynegy.com.

About Dynegy Inc.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy capacity and ancillary services in key U.S. markets. The power generation portfolio consists of approximately 11,800 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. For more information, please visit www.dynegy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward looking statements.” Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its most recent Form 10-K and subsequent reports on Form 10-Q, the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in its preliminary proxy statement filed with the SEC on January 10, 2011 and the section entitled “Forward-Looking Statements” in its preliminary consent revocation statement filed with the SEC on November 26, 2010. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) the timing and anticipated benefits to be achieved through Dynegy’s 2010-2013 company-wide cost savings program; (ii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (iii) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (iv) beliefs about commodity pricing and generation volumes; (v) anticipated liquidity in the regional power and fuel markets in which Dynegy transacts, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (vi) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (vii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (viii) the effectiveness of Dynegy’s strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (ix) beliefs and assumptions about weather and general economic conditions; (x) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy’s stock price; (xi) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability; (xii) expectations regarding Dynegy’s revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xiii) Dynegy’s focus on safety and its ability to efficiently operate its assets so as to maximize its revenue generating opportunities and operating margins; (xiv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; (xv) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs; (xvi) uncertainties associated with the consent solicitation (the “Seneca Capital Solicitation”) engaged in by Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (“Seneca Capital”) and (xvii) uncertainties associated with the proposed acquisition of Dynegy by an affiliate of Icahn Enterprises LP (the “Transaction”), including uncertainties relating to the anticipated timing of filings and approvals relating to the Transaction, the outcome of legal proceedings that may be instituted against Dynegy and/or others relating to the Transaction, the expected timing of completion of the Transaction, the satisfaction of the conditions to the consummation of the Transaction and the ability to complete the Transaction. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy the outstanding shares of common stock of Dynegy Inc. (the “Company”) is being made pursuant to an offer to purchase and related materials that IEH Merger Sub LLC, an affiliate of Icahn Enterprises LP, and Icahn Enterprises Holdings L.P., as a co-bidder (collectively with IEH Merger Sub LLC, the “Offeror”), have filed with the SEC. The Offeror has filed a tender offer statement on Schedule TO with the SEC in connection with the commencement of the offer, and the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials have or will be sent free of charge to all stockholders of the Company. In addition, all of these materials (and all other materials filed by the Company with the SEC) are or will be available at no charge from the SEC through its website at www.sec.gov. The Schedule 14D-9 and related materials may be obtained for free from D.F. King & Co., Inc., Toll-Free Telephone: (800) 697-6975. Investors may also obtain copies of the Schedule TO and the related materials free from Morrow & Company; banks and brokerage firms can call Morrow & Company at (203) 657-9400, and stockholders can call Morrow & Company toll free at (800) 607-0088. Investors and security holders may also obtain free copies of the documents filed with the SEC by the Company by directing a request by mail or telephone to Dynegy Inc., Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, telephone: (713) 507-6400, or from Dynegy’s website, http://www.dynegy.com.

Additional Information About the Merger and Where to Find It

In connection with the potential merger, the Company filed a preliminary proxy statement with the SEC on January 10, 2011. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s stockholders will be able to obtain, without charge, a copy of the preliminary proxy statement, the definitive proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the preliminary proxy statement, the definitive proxy statement (when available) and other relevant documents by directing a request by mail or telephone to Dynegy Inc., Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, telephone: (713) 507-6400, or from the Company’s website, http://www.dynegy.com.

Participants in the Solicitation

Dynegy and its directors and officers may be deemed to be participants in the solicitation of proxies from Dynegy’s stockholders with respect to the Merger. Information about Dynegy’s directors and executive officers and their ownership of Dynegy’s common stock is set forth in the proxy statement for Dynegy’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2010. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s stockholders generally, by reading the preliminary proxy statement, the definitive proxy statement (when available) and other relevant documents regarding the Merger, when filed with the SEC.

CONTACT:

Media: David Byford, 713-767-5800 Joele Frank / James Golden / Matthew Cuneo Joele Frank, Wilkinson Brimmer Katcher 212-355-4449	Analysts: Laura Hrehor, 713-507-6466